UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 27, 2020

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HMST	Nasdaq Stock Market LLC

[ ]	Emerging growth Company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Financial Officer. On February 27, 2020, the Board of Directors of HomeStreet, Inc. ("HomeStreet" or the "Company") accepted the resignation of Mark Ruh, Executive Vice President and Chief Financial Officer of HomeStreet effective June 5, 2020. Mr. Ruh provided certain assurances to HomeStreet that he would assist in a smooth transition during the lead up to his departure. As part of these assurances, Mr. Ruh agreed that HomeStreet may elect to extend the date of his departure and ask him to continue to perform his duties as Chief Financial Officer until a date selected by HomeStreet that is not later than September 11, 2020, provided that Mr. Ruh may advise HomeStreet of his non-availability during such period on two weeks' notice. In the alternative, if HomeStreet names a new Chief Financial Officer prior to June 5, 2020, Mr. Ruh agrees to relinquish the title at that time and assist with the transition of his role until June 5, 2020. The final date of Mr. Ruh's employment with HomeStreet is referred to in this report as the "Separation Date."

In connection with his proposed departure, Mr. Ruh and HomeStreet entered into a Resignation and Release Agreement (the “Resignation Agreement”) pursuant to which Mr. Ruh will remain an at-will employee of HomeStreet until the Separation Date and will be paid his regular salary and benefits on standard terms through that time, as well as a bonus payment for 2019 performance in the amount of $135,888, consistent with HomeStreet's standard executive bonus pay practices, and reimbursement of travel expenses and relocation assistance expenses pursuant to his current Relocation Assistance Agreement, up to the maximum amount of his relocation benefit provided in that agreement. Upon the later of his Separation Date or the date that is eight (8) days after both parties have signed the Resignation Agreement (the "Effective Date") Mr. Ruh will receive a severance payment of $160,650, which represents six months of his base salary, a lump-sum payment of $8,830.90 representing six months of the employer contribution for his current health care benefits, and immediate vesting of 1,361 Restricted Stock Units that would otherwise vest on September 11, 2020.

If HomeStreet terminates Mr. Ruh's employment prior to the Separation Date due to conduct by Mr. Ruh constituting a breach of the Resignation Agreement, including the obligation to fully perform his assigned duties in a competent and professional manner through the Resignation Date, and such breach is not cured within ten (10) days, Mr. Ruh will not be entitled to receive the severance payment amount of $160,650, the lump-sum payment of $8,830.90 representing certain health care benefits or the immediate vesting of his 1,361 Restricted Stock Units.  Mr. Ruh has also agreed to provide certain releases to HomeStreet in exchange for these severance payments.

The Company is conducting a search for a new Chief Financial Officer and anticipates filling the position in the near term.

The foregoing description is qualified by reference to the Resignation Agreement, a copy of which will be filed by HomeStreet as an exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

On March 3, 2020, the Company issued a press release related to Mr. Ruh's resignation. A copy of the press release is included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits	Description
Exhibit 99.1	HomeStreet, Inc. Press Release dated March 3, 2020

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2020

HomeStreet, Inc.

By:	/s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary